Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP  UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com


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For immediate release



                   Shire's Adderall XRTM receives FDA approval

Basingstoke, UK - 12 October 2001 - Shire Pharmaceuticals Group plc (LSE: SHP.L,
NASDAQ: SHPGY, TSE: SQ) announces today that the US Food and Drug Administration
(FDA) have approved Adderall XR(TM), the new once a day treatment for attention deficit/hyperactivity disorder (ADHD). Adderall XR was developed by Shire Laboratories Inc., using their proprietary Microtrol(R)technology and will be launched imminently in the US.

Adderall XR, a novel formulation of Shire's US ADHD brand leader
Adderall(R)1,2,3, is designed to provide an all day treatment with one morning dose. This is considered to be an increasingly important benefit for children with ADHD and their caregivers, both at home and at school.

The FDA based its approval of Adderall XR on results of two studies, involving over 600 patients at more than 50 sites. These studies determined that Adderall XR substantially improved patients' ability to work, focus and learn by tackling the most common ADHD symptoms, namely poor concentration, hyperactivity and impulsivity. The effects of ADDERALL XR were shown to have a prompt onset of action and to last throughout the day and into the late afternoon, a time when many children participate in after-school activities, including homework.

With most other ADHD medications an additional dose must be taken during the school day, or immediately after school, making teachers or the child responsible for the midday dose. Many schools do not employ nurses, which often means that people


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with no medical background, such as school secretaries and teachers are compelled to dispense the medication. Dr. Joseph Biederman, Professor of Psychiatry at Harvard Medical School, commented: "By eliminating the need for children to bring their medication to school, the convenient dosing regimen of Adderall XR decreases social stigma issues, as well as the risk of medication misuse."

Each Adderall XR capsule contains both immediate release and delayed release Microtrol beads in a 50:50 ratio, resulting in 50 percent of the active ingredient being released immediately, followed by the remaining 50 percent mid-day.

Dr Biederman adds: "Once-a-day medications, such as Adderall XR, are an important new option for parents and patients and represent the future of ADHD therapy. ADHD is an all-day disorder, affecting children as they study, play and participate in sports and other extracurricular activities. Adderall XR provides the long-acting treatment children with ADHD need, helping them achieve their full potential inside and outside the classroom. "

Dr Wilson Totten, Shire's Group R&D Director said: "Shire is very excited at the prospect of further improving our service to patients, parents and healthcare providers with the once a day formulation, Adderall XR. Adderall is an effective medicine that has radically transformed tens of thousands of children's lives.

Rolf Stahel, Shire's Chief Executive added: "Over the last 12 months approximately 33% of US prescriptions for the treatment of ADHD were written by Doctors for Adderall and by introducing Adderall XR we can compete in a market which, appears to be showing a strong preference for once a day formulations. "



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For further information please contact:

Europe

Clea Rosenfeld - Investor Relations                  +44 1256 894 000

Jessica Mann - Media                                 +44 1256 894 000

US & Canada

Gordon Ngan - Investor Relations                     +1 450 978 7938

Michele Roy - Media                                  +1 450 978 7938

Notes to editors
About ADHD
ADHD is considered the most commonly diagnosed psychiatric disorder among children.4 Children with ADHD often are inattentive, impulsive, and hyperactive
- difficulties serious enough to interfere with their ability to function normally in academic or social settings. Up to 66 percent of children with ADHD will continue to show symptoms into adulthood.5 Although there is no "cure" for ADHD, physicians, parents, teachers, nurses, and advocates are finding ways to help people with the condition learn to adapt to their academic, social, and work settings. ADHD usually can be successfully managed with a combination of treatments, including educational approaches, psychological and behavioral therapies, and medication. A recent government-sponsored clinical trial found that therapies that include carefully monitored medication are more effective than those that do not, such as behavioral therapy alone.6 Medication should be considered part of an overall multimodal treatment plan for ADHD.

References


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1.   Manos MJ, Short EJ, Findling RL. Differential Effectiveness of
     Methylphenidate and ADDERRALL(R)in School-Age Youths with Attention Deficit/Hyperactivity Disorder. J Am Acad Child Adolesc Psychiatry. 1999;38(7):1-7.

2.   Pelham WE, Aronoff HR, Midlam JK, et al. A Comparison of Ritalin and
     Adderall: Efficacy and Time-course in Children with
     Attention-deficit/Hyperactivity Disorder. Pediatrics. 1999;103:1-14.

3. Swanson JM, Wigal S, Greenhill LL, Browne R, et al. Analog Classroom Assessment of ADDERRALL in Children with ADHD. J Am Acad Child Adolesc Psychiatry. 1998;37:519-526.

4. Cantwell DP. Attention Deficit Disorder: A Review of the Past 10 Years. J Am Acad Child Adolesc Psychiatry. 1996;35:978-987.

5. Weiss G, Hechtman L, Milroy T, Perlman T. Psychiatric Status of Hyperactives as Adults: A Controlled Prospective 15-Year Follow-up of 63 Hyperactive Children. J Am Acad Child Adolesc Psychiatry. 1985;24:211-220.

6. The MTA Cooperative Group. A 14-Month Trial of Treatment Strategies for Attention-Deficit/Hyperactivity Disorder. Arch Gen Psychiatry. 1999;56:1073-1086.

Shire Pharmaceuticals Group plc

Shire is a rapidly growing international specialty pharmaceutical company with a strategic focus on three therapeutic areas - central nervous system disorders
(CNS), oncology and anti-infectives. For further information on Shire Pharmaceuticals, please visit the company's website: www.shire.com

*Trade Mark

THE "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including but not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product


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development and commercialisation, the impact of competitive products, patents, and other risks and uncertainties, including those detailed from time to time in periodic reports, including the Annual Report filed on Form 10K by Shire with the Securities and Exchange Commission.